Exhibit 99.1

Contact:	Timothy J. Creech	G. Michael Freeman
	Senior Vice President, Finance & Administrative Services and Acting Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals Provides Updates on Wholesaler Inventory Reductions and the XIFAXAN® 550 for IBS-D Approval Timeline, and Provides Preliminary Guidance for 2015 and 2016

Expects to Achieve Wholesale Inventory Targets by Year End 2015

Announces Extension of PDUFA Action Date for XIFAXAN® 550 for IBS-D to May 27

Provides Preliminary Guidance for Full Years 2015 and 2016

RALEIGH, NC, December 16, 2014 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) (“Salix” or the “Company”) today announced that it is working cooperatively with its principal pharmaceutical wholesalers to accelerate the reduction of wholesaler inventory levels of XIFAXAN® 550, APRISO® and UCERIS® to the Company’s target of approximately three months by the end of 2015 – one year earlier than previously announced.

In order to effect this plan, Salix intends to sell to its wholesalers minimal amounts of XIFAXAN® 550, APRISO® and UCERIS® during the fourth quarter of 2014. Salix continues to expect that its distribution services agreements (“DSAs”) with its principal wholesalers will be finalized and become effective in the first quarter of 2015.

“By accelerating the reduction of our inventory to targeted levels, we can more quickly focus on the underlying strength of our business and return sales growth to demand-based levels,” said Carolyn Logan, President and Chief Executive Officer of Salix. “As part of this effort, we are working with our wholesale partners to more aggressively work down their inventories. While this effort will impact Salix’s revenue in the fourth quarter of 2014 and the full year 2015, we believe this one-time reduction over a defined period of five quarters is the right decision for the business long-term.”

As a result of Salix’s decision to accelerate the reduction of wholesaler inventory levels and sell minimal amounts of XIFAXAN® 550, APRISO® and UCERIS® during the fourth quarter of 2014, the Company is withdrawing its previously-issued guidance for the fourth quarter of 2014 and full year 2014.

The Company also announced that October 2014 prescription demand for XIFAXAN® 550, APRISO®, RELISTOR® and UCERIS® increased approximately 24%, 12%, 31% and 64%, respectively, compared to October 2013.

Ms. Logan concluded, “With our continued strong prescription growth, attractive pipeline of new products and our second-to-none sales force, Salix continues to be a market leader in gastroenterology. The Board and management have determined that the decision to accelerate the reduction of wholesale inventory levels, which reflects the views expressed by our largest shareholders, best positions Salix for future success.”

Extension of PDUFA Action Date for XIFAXAN® 550 for IBS-D

Salix also announced that on December 15, 2014, the Food and Drug Administration (the “FDA”) provided written notice to the Company that it has extended the Prescription Drug User Fee Act Action Date for XIFAXAN® 550 for the treatment of irritable bowel syndrome with diarrhea, or IBS-D, to May 27, 2015. The Company remains confident that FDA approval for XIFAXAN® 550 for the treatment of IBS-D will be obtained, and it maintains its previously-announced peak year sales estimate for this product of approximately $2.1 billion. However, there is no assurance that FDA approval will be obtained in a timely manner or at all.

Preliminary Financial Outlook for 2015 and 2016

Based on the Company’s accelerated inventory reduction plan and the expectation of finalizing the DSAs with its principal wholesalers in the first quarter of 2015, Salix is providing preliminary financial guidance for the full years 2015 and 2016.

Consistent with the Company’s historical practice, the following financial projections do not include revenues or expenses associated with products for which FDA approval has not yet been received, including XIFAXAN® 550 for the treatment of IBS-D. The Company does anticipate, however, that assuming XIFAXAN® 550 for the treatment of IBS-D is approved by the FDA, sales of this product in this indication during the first four full quarters following approval will be between approximately $125 million and $150 million, and related SG&A costs during that period will be between approximately $80 million and $90 million.

For the full year 2015, Salix expects:

•	Year-over-year prescription demand growth for XIFAXAN® 550, APRISO®, RELISTOR® and UCERIS® of approximately 18%, 10%, 67% and 47%, respectively;

•	Total net product revenue of between approximately $1.25 billion and $1.35 billion;

•	Salix believes total net product revenue would increase by approximately $400 million to $450 million if the Company sold its products based on prescription demand in 2015;

•	Gross margins of approximately 80%;

•	Gross-to-net adjustments of between approximately 30% and 32%;(1)

•	EBITDA of between approximately $360 million and $440 million;

•	Salix believes EBITDA would increase by approximately $315 million to $355 million if the Company sold its products based on prescription demand in 2015, which represents the net product revenue increase discussed above reduced by approximately 20% for cost of goods sold;

•	Cash income tax rate of approximately 3%;

•	Earnings per share of between approximately $3.10 and $4.10; and

•	Fully diluted shares of 77 million.(2)

For the full year 2016, Salix expects:

•	Year-over-year prescription demand growth for XIFAXAN® 550, APRISO®, RELISTOR® and UCERIS® of approximately 13%, 9%, 16% and 25%, respectively;

•	Total net product revenue of between approximately $1.9 billion and $2.0 billion;

•	Gross margins of approximately 80%;

•	Gross-to-net adjustments of between approximately 28% and 30%;(1)

•	EBITDA of between approximately $865 million and $945 million;

•	Cash income tax rate of approximately 14%;

•	Earnings per share of between approximately $8.50 and $9.50; and

•	Fully diluted shares of 77 million.(2)

In arriving at its guidance for 2015 and 2016, Salix assumed:

•	Minimal sales of XIFAXAN® 550, APRISO® and UCERIS® during the fourth quarter of 2014;

•	Completion of arrangements with its principal wholesalers providing for wholesaler inventory levels of XIFAXAN® 550, APRISO® and UCERIS® of three months by the end of 2015 and continuing at three months through 2016; and

•	Wholesaler inventory levels of GLUMETZA® of one month by the end of 2015 and declining thereafter as a generic competitor enters the market in 2016.

(1)	Includes XIFAXAN® 550, APRISO®, MOVIPREP®, GLUMETZA® 500, GLUMETZA® 1000, UCERIS® and RELISTOR®. Inclusive of projected total fees plus discounts to wholesalers (including prompt payment discounts).

(2)	Represents the projected average fully diluted shares for 2014, communicated in the Company’s press release dated November 6, 2014, for comparability only. Diluted shares are variable with share price.

The following table reconciles future guidance for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Guidance to Non-GAAP Guidance

(In millions, except per share data)

	Guidance at the Midpoint
	Full Year 2015	Full Year 2016

GAAP net income (loss)	$(37.0)	$274.0
Adjustments:
Amortization	220.0	220.0
Depreciation and stock-based compensation expense	72.0	72.0
Interest expense	172.0	159.0
Income tax expense	(25.0)	183.0

EBITDA	402.0	907.0

Adjustments:
Cash interest expense	(116.0)	(105.0)
Adjusted income tax expense	(9.0)	(111.0)

Non-GAAP net income	$277.0	$691.0

Non-GAAP net income per share, fully diluted	$3.59	$8.98

Fully diluted weighted average shares	77.0	77.0

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license or acquire late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through Salix’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit Salix’s Website at www.salix.com or contact Salix at 919-862-1000. Follow Salix on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on Salix’s Twitter feed, Facebook page and web site is not incorporated in Salix’s filings with the SEC.

Use of Non-GAAP Financial Measures

EBITDA is earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, the noncash change in acquisition-related contingent consideration and one-time license and sales-based milestone payments. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax. Non-GAAP EPS, or non-GAAP income per share, fully diluted, is non-GAAP net income divided by outstanding shares on a diluted basis. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies.

Cautionary Statement Regarding Forward-Looking Statements

The statements contained herein that refer to Salix’s estimated or future results and other non-historical facts are forward-looking statements that reflect Salix’s current perspective of existing trends and information as of the date hereof. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “will,” “possible,”

“potential,” “predict,” project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the reduction of wholesaler inventory levels of Salix’s products; the finalization and effectiveness of distribution services agreements with Salix’s principal wholesalers; FDA approval of XIFAXAN® 550 for the treatment of IBS-D and the timing of any such approval; peak year sales of XIFAXAN® 550 for the treatment of IBS-D; Salix’s future financial and operating results; and Salix’s plans, objectives, expectations and intentions. Forward-looking statements are just predictions, are not necessarily indicative of actual performance and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected events or results. Factors that could cause actual events or results to differ materially from those described herein include, among others: the inherent uncertainty of financial projections, including the realization of the specific assumptions described herein; the estimated size of the market and continued demand for Salix’s products; the impact of competitive products and pricing; the cost, timing and outcome of product development efforts and regulatory agency approvals or actions, including with respect to XIFAXAN® 550 for the treatment of IBS-D; the timing and impact of the reduction in wholesaler inventory levels of Salix’s products on Salix’s future financial and operating results; Salix’s ability to secure distribution services agreements with its wholesalers on a timely basis, if at all, and the impact of such distribution services agreements on wholesaler buying patterns; fluctuations in wholesaler inventory levels and buying patterns; the results of the Audit Committee’s internal review and any actions resulting therefrom; the timing and success of product launches, including with respect to XIFAXAN® 550 for the treatment of IBS-D; the timing and outcome of pending and future litigation, including the actions filed subsequent to Salix’s third quarter earnings announcement on November 6, 2014, or government investigations, including the ongoing Department of Justice investigation of Salix’s marketing practices; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; costs and efforts to defend or enforce intellectual property rights; dependence on a small number of products for a material source of net revenue or income; difficulties or delays in manufacturing; changes in generally accepted accounting policies; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Salix’s periodic public filings with the Securities and Exchange Commission, including, but not limited to, Salix’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 and, from time to time, in Salix’s other investor communications. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof. Salix disclaims any intent or obligation to update any of these statements in light of new information or future events, except as expressly required by law.